Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On April 17, 2014 (the “Closing Date”), LendingClub Corporation (“Lending Club” or the “Company”) entered into an Interest Purchase Agreement (the “Purchase Agreement”) with Springstone Financial, LLC, a Delaware limited liability company (“Springstone”), Premier Payment Solutions, Inc., a Massachusetts corporation (“PPS”), NBT Capital Corp., a New York corporation (together with PPS, the “Sellers”), and James P. Donovan, as the Sellers’ representative thereunder, pursuant to which Lending Club acquired all of the outstanding limited liability company interests of Springstone from the Sellers in a simultaneous signing and closing.

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the completed acquisition. The unaudited pro forma condensed combined balance sheet as of March 31, 2014 gives effect to the acquisition as if it had occurred on that date. The unaudited pro forma condensed combined statement of operations for the three month periods ended March 31, 2013 and March 31, 2014 gives effect to the acquisition as if it had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations are derived from the reviewed historical financial statements of LendingClub and Springstone as of and for the three month periods ended March 31, 2013 and March 31, 2014.

The purchase was accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total purchase price, calculated as described in Note 3 to the unaudited pro forma condensed combined financial statements, is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition, based on their estimated fair values as of the acquisition date. The preliminary allocation of the purchase price was based upon management’s preliminary determination of the fair value of tangible and intangible assets acquired and liabilities assumed and such estimates and assumptions are subject to change. The areas of the purchase price allocation that are not yet finalized relate primarily to finalization of the determination of the fair value of definite lived intangible assets, deferred income taxes and other liabilities assumed.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of LendingClub that would have been reported had the acquisition been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes of LendingClub, the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in LendingClub’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 31, 2014, and the audited historical financial statements and related notes of Springstone as of and for the year ended December 31, 2013 contained in the Form 8-K filed on April 17, 2014.

LendingClub Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2014

(In thousands)

	Historical
	Lending Club Corporation	Springstone Financial, LLC	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and cash equivalents	$64,599	$10,020	$(1,258)	a)	$73,361
Restricted cash	15,967	1,536	3,214	b)	20,717
Member Loans at fair value	2,109,818	—	—		2,109,818
Accrued interest receivable	17,428	—	—		17,428
Property, Equipment and Software, net	14,989	417	—		15,406
Goodwill	—	—	65,510	c)	65,510
Intangible assets	—	—	39,900	d)	39,900
Other assets	6,180	888	1,270	e)	8,338
Due from related parties	379	172	—		551

Total Assets	$2,229,360	$13,033	$108,636		$2,351,029

LIABILITIES
Accounts payable	$3,218	$1,503	—		$4,721
Accrued interest payable	19,408	—	—		19,408
Accrued expenses and other liabilities	10,106	2,554	—		12,660
Payable to investor members	7,590	—	—		7,590
Notes and Certificates, at fair value	2,120,227	—	—		2,120,227
Loans payable, net	—	—	49,812	a)	49,812

Total Liabilities	$2,160,549	$4,057	$49,812		$2,214,418

STOCKHOLDERS’ EQUITY
Preferred stock	$103,244	$—	$67,800	a)	$171,044
Common stock	142	—	—		142
Additional paid-in capital	23,053	3,095	(3,095)	f)	23,053
Accumulated deficit	(57,628)	5,881	(5,881)	f)	(57,628)

Total Stockholders’ Equity	68,811	8,976	58,824		136,611

Total Liabilities and Stockholders’ Equity	$2,229,360	$13,033	$108,636		$2,351,029

LendingClub Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2014

(In thousands, except for share and per share data)

	Historical
	Lending Club Corporation	Springstone Financial, LLC	Pro Forma Adjustments	Notes	Pro Forma Combined
Non-Interest Revenue:
Origination fees	$35,412	$5,280	$—		$40,692
Servicing fees	1,780	—	—		1,780
Management fees	1,094	—	—		1,094
Other revenue	416	—	—		416

Total Non-Interest Revenue	38,702	5,280	—		43,982

Net Interest Income:
Total interest income	73,048	1	—		73,049
Total interest expense	(73,000)	—	(330)	g)	(73,330)

Net Interest Income	48	1	(330)		(281)

Fair valuation adjustments, Member Loans	(24,749)	—	—		(24,749)
Fair valuation adjustments, Notes and Certificates	24,717	—	—		24,717

Net Interest Income (Expense) after fair value adjustments	16	1	(330)		(313)

Total Net Revenue	38,718	5,281	(330)		43,669

Operating expenses:
Sales and marketing	20,582	1,125	—		21,707
Origination and servicing	7,402	610	—		8,012
General and administrative	18,033	726	2,128	h)	20,887
Amortization of Intangibles	—	—	1,284	i)	1,284

Total Operating Expenses	46,017	2,461	3,412		51,890

Income (loss) before provision for income taxes	(7,299)	2,820	(3,742)		(8,221)
Provision for income taxes	—	—	—		—

Net Income (Loss)	$(7,299)	$2,820	$(3,742)		$(8,221)

Earnings per share:
Basic earnings (loss) per common share	$(0.26)				$(0.29)

Diluted earnings (loss) per common share	$(0.26)				$(0.29)

Weighted average number of common shares outstanding (1):
Basic	27,890,322				27,890,322

Diluted	27,890,322				27,890,322

(1)	Shares reflect a 2 for 1 stock split approved by the Company’s Board of Directors on April 17, 2014.

LendingClub Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2013

(In thousands, except for share and per share data)

	Historical
	Lending Club Corporation	Springstone Financial, LLC	Pro Forma Adjustments	Notes	Pro Forma Combined
Non-Interest Revenue:
Origination fees	$13,582	$3,972	$—		$17,554
Servicing fees	715	—	—		715
Management fees	494	—	—		494
Other revenue	1,452	—	—		1,452

Total Non-Interest Revenue	16,243	3,972	—		20,215

Net Interest Income:
Total interest income	32,364	1	—		32,365
Total interest expense	(32,325)	—	(338)	g)	(32,663)

Net Interest Income	39	1	(338)		(298)

Fair valuation adjustments, Member Loans	(9,217)	—	—		(9,217)
Fair valuation adjustments, Notes and Certificates	9,186	—	—		9,186

Net Interest Income (Expense) after fair value adjustments	8	1	(338)		(329)

Total Net Revenue	16,251	3,973	(338)		19,886

Operating expenses:
Sales and marketing	7,707	755	—		8,462
Origination and servicing	2,634	688	—		3,322
General and administrative	5,870	718	3,743	h)	10,331
Amortization of Intangibles	—	—	1,378	i)	1,378

Total Operating Expenses	16,211	2,161	5,121		23,493

Income (loss) before provision for income taxes	40	1,812	(5,459)		(3,607)
Provision for income taxes	—	—	—		—

Net Income (Loss)	$40	$1,812	$(5,459)		$(3,607)

Earnings per share:
Basic earnings (loss) per common share	$0.00				$(0.15)

Diluted earnings (loss) per common share	$0.00				$(0.15)

Weighted average number of common shares outstanding (1):
Basic	23,818,258				23,818,258

Diluted	37,748,048				23,818,258

(1)	Shares reflect a 2 for 1 stock split approved by the Company’s Board of Directors on April 17, 2014.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Description of Transaction

The Acquisition

On April 17, 2014 (the “Closing Date”), LendingClub Corporation (“Lending Club” or the “Company”) entered into an Interest Purchase Agreement (the “Purchase Agreement”) with Springstone Financial, LLC, a Delaware limited liability company (“Springstone”), Premier Payment Solutions, Inc., a Massachusetts corporation (“PPS”), NBT Capital Corp., a New York corporation (together with PPS, the “Sellers”), and James P. Donovan, as the Sellers’ representative thereunder, pursuant to which Lending Club acquired all of the outstanding limited liability company interests of Springstone from the Sellers in a simultaneous signing and closing. We refer to the purchase by Lending Club and the sale by the Sellers pursuant to the Purchase Agreement in this Current Report on Form 8-K as the “Acquisition.” As a result of the closing of the Acquisition, Springstone is now a wholly owned subsidiary of Lending Club.

Under the terms of the Purchase Agreement, the Sellers received at the closing an aggregate of $115 million in cash and $25 million worth of shares of Lending Club’s Series F Preferred Stock (the “Share Consideration”). For accounting purposes the purchase price was $114.4 million which comprised of $111.6 million in cash and $2.8 million of Share Consideration. Additionally, a total of $25.6 million comprised of $22.1 million of Share Consideration and $3.5 million of cash was placed in a third party escrow, and is subject to certain vesting and forfeiture conditions over a three-year period by key continuing employees. This will be accounted for as a compensation arrangement and expensed over the three-year vesting period.

The cash portion of the consideration was funded by a combination of cash from Lending Club and proceeds of the Debt Financing and Preferred Stock Financing (each as described below). Both the Debt Financing and the Preferred Stock Financing closed just prior to the Acquisition.

The Purchase Agreement contains representations, warranties and covenants of the Company, Springstone and the Sellers. The Purchase Agreement also contains customary indemnification provisions whereby the Sellers will indemnify Lending Club and affiliated parties for certain losses arising out of any inaccuracy in the representations and warranties, or breaches of the covenants, of Springstone or the Sellers under the Purchase Agreement and certain other matters. A portion of the consideration otherwise payable at the closing of the Acquisition to the Sellers was placed in a third-party escrow for 15 months to secure, in part, the indemnification obligations of the Sellers under the Purchase Agreement.

The Debt Financing

In connection with the Acquisition, on April 16, 2014, Lending Club entered into a Credit and Guaranty Agreement (the “Credit Agreement”) with joint lead arrangers and joint bookrunners led by Morgan Stanley Senior Funding, Inc., along with Credit Suisse Securities (USA) LLC, Silicon Valley Bank, Citicorp North America Inc., and JPMorgan Chase Bank, N.A. (the “Lenders”), under which the Lenders agreed to make a $50.0 million term loan to Lending Club (the “Term Loan”).

Also in connection with the Credit Agreement, on April 16, 2014, Lending Club entered into a Pledge and Security Agreement with Morgan Stanley Senior Funding, Inc. as Collateral Agent (the “Pledge and Security Agreement”).

The Term Loan is to be drawn in a single borrowing to finance the Acquisition and pay related fees and expenses, including fees and expenses related to the Credit Agreement. The Company may request that the Lenders establish new term loan facilities, provided that the aggregate principal amount of all new term loan facilities do not exceed $75.0 million. No additional amounts are available for borrowing. We refer to the borrowing by Lending Club and the lending by the Lenders pursuant to the Credit Agreement in this Current Report on Form 8-K as the “Debt Financing.”

The Term Loan matures three years after the Closing Date, or April 16, 2017 and amortizes at the rate of $312,500 per quarter, with the remaining principal amount payable at maturity. The Term Loan can be prepaid at any time at the Company’s option without premium or penalty, subject to a minimum prepayment of $1.0 million. If a Eurodollar Rate loan is selected (as defined below), customary breakage costs are payable in the case of any prepayment on a date other than the last day of an interest period. The Term Loan is required to be prepaid in certain circumstances, including upon sales of assets other than member loans and upon the issuance of debt or redeemable capital stock.

Borrowings under the Credit Agreement bear interest, which at the option of the Company may be either (a) a floating base rate tied to an underlying index plus an additional 1.25% per annum (a “Base Rate Loan”) or (b) a Eurodollar rate (for an interest period of one, two, three or six months) plus an additional 2.25% per annum (a “Eurodollar Rate Loan”).

The Preferred Stock Financing

In connection with the Acquisition, on April 16, 2014, Lending Club sold an aggregate of 3,195,278 shares of its Series F Preferred Stock, par value $0.01 per share (the “Financing Shares”) to certain new investors for an aggregate gross proceeds to Lending Club of approximately $65.0 million, pursuant to a Series F Preferred Stock Purchase Agreement dated April 16, 2014 (the “Preferred Stock Purchase Agreement”). Lending Club sold the Financing Shares pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended; all investors in the Preferred Stock Financing were “accredited investors” (as defined under Rule 501 of Regulation D) and Lending Club made no general solicitation for the sale of the Financing Shares. The Financing Shares are convertible into shares of Lending Club common stock, par value $0.01 per share, on a one-for-one basis, as adjusted from time to time pursuant to the anti-dilution provisions of the Lending Club Restated Certificate of Incorporation. We refer to the sale by Lending Club and the purchase by the investors of the Financing Shares pursuant to the Preferred Stock Purchase Agreement in this Current Report as the “Preferred Stock Financing.”

Note 2 – Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results. At this time, the Company has not completed detailed valuation analyses to determine the fair values of Springstone assets and liabilities. Accordingly, the pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of April 17, 2014, the acquisition date. Accordingly, once the necessary valuation analyses have been performed and the final purchase price allocation has been completed, actual results may differ materially from the information presented in the unaudited pro forma condensed combined financial statements.

Note 3 – Purchase Price Allocation

Under the acquisition method of accounting, the total estimated purchase price is allocated to Springstone’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of April 17, 2014, the acquisition date. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as described in the introduction to these unaudited pro forma consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands). For purposes of the preliminary purchase price allocation below, the March 31, 2014 balance sheet of Springstone was used. The actual purchase price allocation will be performed as of the acquisition date of April 17, 2014:

Preliminary purchase price allocation to assets / (liabilities)

Purchase consideration (1)	$114,386

Cash	10,020
Restricted cash	1,536
Property, equipment and software	417
Other assets	888
Due from related parties	172
Identified intangible assets	39,900
Goodwill	65,510
Accounts payable	(1,503)
Accrued expenses and other liabilities	(2,554)

Total purchase consideration	$114,386

(1)	Excludes $25.6 million accounted for as compensation arrangements for key continuing employees.

Note 4 – Acquired Intangible Assets

The preliminary identified intangible assets comprise of customer relationship, technology and brand name intangible assets with preliminary acquisition date fair values of $39.2 million, $400 thousand, and $300 thousand, respectively. The customer relationship intangible assets have preliminary useful lives of 14 years. The brand name and technology intangible assets have preliminary useful lives of 2 to 3 years.

Note 5 – Notes to Unaudited Pro Forma Consolidated Financial Statements

The specific pro forma adjustments included in the unaudited pro forma consolidated financial statements are as follows:

a)	Represents net cash raised via debt and equity offerings, offset by cash paid to the sellers of Springstone and transaction fees paid by LendingClub in connection with the acquisition.

b)	Represents cash paid into a third party escrow account that is subject to forfeiture and vesting conditions of key continuing employees. This is reflected on the pro forma combined balance sheet as restricted cash.

c)	Represents the fair value of goodwill based upon the purchase consideration less the fair value of net tangible and intangible assets acquired as a result of the acquisition.

d)	Represents the preliminary estimate of the fair value of acquired technology, client relationships, and trade name.

e)	Represents costs related to the issuance of the debt associated with the acquisition.

f)	To eliminate Springstone’s additional paid-in capital and accumulated deficit in connection with the acquisition.

g)	Represents the estimated quarterly interest expense based on an effective interest rate of 2.58% on the $50 million ($49.8 million net of discount) Term Loan entered into in connection with the acquisition. A variance of 0.125% in the interest rate would have an approximate $62.5 thousand impact on the amount of interest expense.

h)	Represents the quarterly amortization of stock based compensation of $13.4 million and the amortization of other cash compensation of $1.1 million associated with the compensation arrangement discussed above. Additionally this amount includes $423 thousand that represent the amortization of debt issuance costs incurred as a result of the acquisition.

i)	Represents the quarterly amortization of intangible assets acquired. The preliminary estimated fair value of the customer relationship intangible assets of $39.2 million have a preliminary useful life of 14 years and will be amortized on an accelerated basis. The preliminary estimated fair value of the brand name and technology intangible assets totaling $700 thousand have a preliminary useful life of 2 to 3 years and will be amortized on straight-line basis. Total estimated annual amortization expense for the five years following the acquisition date will be approximately $5.2 million, $4.9 million, $4.5 million, $4.1 million and $3.7 million, respectively. Actual amortization method and period could change.

Note 6 – Pro Forma Net Loss Per Common Share

On April 15, 2014, the Board of Directors approved a 2 for 1 stock split in which each outstanding share of each series or class of capital stock was split into two outstanding shares of such series or class of capital stock. The shares of common stock included in the pro forma net loss per common share have been adjusted to reflect this stock split.

The pro forma basic and diluted net loss per common share is based on the weighted average number of common shares of LendingClub’s common stock outstanding during the period. No shares of common stock were issued as consideration in the acquisition. The diluted weighted average number of common shares does not include outstanding stock options or the assumed conversion of preferred stock as their inclusion would be anti-dilutive.